RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into between Footstar, Inc., a Delaware corporation (the “Company”), and Jonathan M. Couchman (the “Grantee”) pursuant to the terms and conditions of the Footstar, Inc. 1996 Incentive Compensation Plan (the “Plan”).
     THE PARTIES AGREE AS FOLLOWS:
     1. Grant of Restricted Stock. In consideration of services provided and to be provided by Grantee pursuant to the employment agreement dated as of December 1, 2008 between the Company and Grantee (the “Employment Agreement”), the Company hereby grants to Grantee 169,492 restricted shares of the Company’s common stock, $.01 par value (the “Stock”) on the terms and conditions set forth in this Agreement.
     2. Issuance of Stock. The Company shall cause to be issued a certificate or certificates representing the Stock granted pursuant to this award, registered in the name of Grantee (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). As a condition to the issuance of the Stock, Grantee shall execute the stock power, endorsed in blank that is attached hereto, which shall permit the Company to effect the forfeiture of the Stock as described below without further action on the part of Grantee. Stock certificates shall be held in escrow until such time as the Stock is vested.
     3. Rights as Stockholder. On the date of this Agreement and thereafter unless and until the Company reacquires the Stock pursuant to Section 5, Grantee shall have all the rights of a stockholder of the Company (including, without limitation, voting, dividend and liquidation rights) with respect to the Stock.
     4. Vesting. Except as provided below, this award shall vest (and the forfeiture provision shall lapse) in accordance with the following schedule; provided, that, Grantee remains continuously employed by the Company on the relevant vesting dates set forth below:

Percentage of Restricted Shares	Vesting Date
50%	February 28, 2009
25%	May 31, 2009
15%	August 30, 2009
10%	November 30, 2009
Notwithstanding the foregoing, if Grantee’s employment with the Company terminates due to any of the following reasons: (i) death, (ii) Disability or (iii) termination without Cause (as such terms are defined in the Employment Agreement), 100% of the unvested portion of the award shall vest (and the forfeiture provision shall lapse). The provisions in Section 9 of the Plan (providing for accelerated vesting upon a change in control) shall not apply to this award.
     5. Forfeiture Provision. The Company shall have the right to reacquire the Stock for zero consideration and the holder shall be required to transfer the Stock to the Company if Grantee’s employment with the Company terminates and the Stock has not vested as provided in Section 4 above. The Company shall reacquire the Stock pursuant to this forfeiture provision effective on the date employment terminates (unless prior to such date the Company provides written notice to Grantee that it will not exercise its right to reacquire the Stock). After the date employment terminates, the person from whom the Stock is to be acquired shall no longer have any rights as a holder of the Stock and such Stock shall be deemed to have been reacquired by the Company. Once a forfeiture is effected, this award shall be canceled and the Company shall have no further obligation with respect thereto. The forfeiture provision contained in Section 7(e) of the Plan (permitting the Company to effect certain cancellations and rescissions of awards) shall not apply to this award.
     6. Transfer Restrictions.
          (a) General Rule. Until such time as the Stock is vested, Grantee shall not transfer, assign, encumber or otherwise dispose of any of the Stock, except pursuant to a “permitted transfer”. Once vested, Grantee may transfer the Stock but the Stock shall at all times that the Company’s common stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”) be subject to a right of first offer. Grantee shall give the Company at least thirty (30) days advance notice of any proposed transfer of the Stock. If Grantee transfers the Stock, the terms of this Agreement shall apply to such transferee to the same extent as to Grantee and the term “Grantee” as used in this Agreement shall refer to Grantee’s successor in interest.
          (b) Permitted Transfer. For purposes of this Agreement, a “permitted transfer” is: (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer for no consideration to Grantee’s spouse, children or grandchildren (or their issue) or to a trust established by Grantee for the benefit of Grantee or Grantee’s spouse, children or grandchildren (or their issue), provided in either case that the transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.
     7. Additional Restrictions.
          (a) Compliance with Law and this Agreement. Regardless of whether the Stock is vested or the offering and sale of Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the transfer, assignment, encumbrance or other disposal of the Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law, or the restrictions described in this Agreement.
          (b) Grantee Undertaking. Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either Grantee or upon the Stock pursuant to the provisions of this Agreement.
     8. Miscellaneous.
          (a) Notice. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated in the Employment Agreement or to such changed address as such party may subsequently give such notice of.
          (b) Entire Agreement. This Agreement, the Employment Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
          (c) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
          (d) Effective Date. This award is made and this Agreement is effective as of December 9, 2008 (the “Grant Date”).
     9. Tax Withholding.
          (a) Grantee agrees that, no later than the first to occur of (i) the date as of which the restrictions on the Stock shall lapse with respect to all or any of the Stock covered by this Agreement or (ii) the date required by Section 9(b) below, Grantee shall pay to the Company (in cash or by bank check) any federal, state, or local taxes of any kind required by law to be withheld, if any, with respect to the Stock for which restrictions shall lapse. The Company shall, to the extent permitted by law, also have the right to deduct from any payment of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock.
          (b) Grantee may elect, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the fair market value of the Stock less the amount, if any, paid by Grantee (other than by prior services) for the Stock granted hereunder pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. In connection with any such Section 83(b) election, Grantee shall pay to the Company, or make such other arrangements satisfactory to the Company to pay to the Company based on the fair market value of the Stock on the Grant Date, any federal, state or local taxes required by law to be withheld with respect to such Stock at the time of such election. If Grantee fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Grantee any federal, state or local taxes required by law to be withheld with respect to such Stock.
     10. Representations and Warranties of Grantee. Grantee represents and warrants to the Company that:
          (a) Agrees to Terms of the Plan and the Agreement. Grantee has received a copy of the Plan and the Agreement and has read and understands the terms thereof. Grantee acknowledges that there may be adverse tax consequences upon the vesting of Stock or disposition of the shares of Stock once vested, and that Grantee should consult a tax advisor prior to such time.
          (b) Stock Ownership. Grantee is the record and beneficial owner of the shares of Stock with full right and power to vote and receive dividends on such shares; provided, that, Grantee understands that the stock certificates evidencing the Stock will bear a legend referencing this Agreement. Any dividends which are paid in cash shall be distributed to Grantee as soon as practicable. If any dividends are paid in Stock during an applicable period of restriction, Grantee shall receive such shares subject to the same restrictions as the Stock with respect to which they were issued.
     11. Adjustments. This award is subject to the adjustment provisions set forth in the Plan.
     12. Restrictive Legends and Stop-Transfer Orders.
          (a) Legends. Grantee understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Stock, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Grantee and the Company or any agreement between Grantee and any third party:
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

          (b) Stop-Transfer Instructions. Grantee agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
          (c) Refusal to Transfer. The Company will not be required (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares have been so transferred.
     13. Modification. Except as specifically provided in the Plan, the Agreement may not be modified except in writing signed by both parties.
     14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Board of Directors of the Company (the “Board”) for review. The resolution of such a dispute by the Board shall be final and binding on the Company and Grantee.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FOOTSTAR, INC.

By: Name: Title:
     Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Jonathan M. Couchman

Stock Power
     FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto Footstar, Inc. (the “Company”), ___(___) shares of the common stock, par value $.01 per share, of the Company standing in his/her/their/its name on the books of the Company represented by Certificate No. ___herewith and do(es) hereby irrevocably constitute and appoint ___his/her/their/its attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

Dated:	Signature:

Print Name and Mailing Address

Instructions:	Please do not fill in any blanks other than the signature line and printed name and mailing address. Please print your name exactly as you would like your name to appear on the issued stock certificate. The purpose of this stock power is to enable the Company to reacquire unvested stock granted to you (i.e., effect a forfeiture) in connection with an employment termination that does not result in the vesting of your award without requiring additional signatures on your part.